Exhibit 3

ACTION BY UNANIMOUS WRITTEN CONSENT

OF BOARD OF DIRECTORS IN LIEU OF ORGANIZATIONAL MEETING

OF THE BeBop CHANNEL CORPORATION

REGARDING CHANGE OF EXECUTIVES AND OFFICERS MAY 2020

The undersigned, being all the directors of The BeBop Channel Corporation, a New York corporation, by their signature below or on a counterpart hereof, hereby adopt the following resolutions on behalf of this corporation, pursuant to the applicable law, for the purpose of affecting changes in the Executives and Officers of the company:

WHEREAS, that the successful and evolving operations of the company in its first year have dictated that the following Resolutions with respect to reappointments of the company’s Directors and Officers be adopted by the Board:

1, SUSAN VERES APPOINTED PRESIDENT, CEO, and TREASURER

RESOLVED that Susan Veres aka, Sue Veres Royal, a founder of the company who served as Vice President, Secretary and Chief Financial Officer from the organization of the company until May 25, 2020 will now be appointed President, Chief Executive Officer and Treasurer as the Board has determined she can serve the interests of the company best in these capacities.

2. GREGORY CHARLES ROYAL APPOINTED SVP, ARTISTIC DIRECTOR and SECRETARY

RESOLVED FURTHER that Gregory Charles Royal, a founder who served as President and Chief Executive Officer from the organization of the company until May 25, 2020 will now be appointed to Senior Vice President, Artistic Director and Secretary as the Board has determined he can serve the interests of the company best in these capacities.

3. FOUNDERS’ RESTRICTED STOCK PURCHASE AGREEMENTS

RESOLVED FURTHER that the Directors’ stock purchase agreements remain unaffected as their reappointments do not constitute a termination of employment.

4. EXPENSES OF INCORPORATION.

RESOLVED FURTHER, that the Treasurer (formerly The CFO) is authorized and directed to pay the expenses of the incorporation and organization of this corporation, and to reimburse the persons advancing funds to this corporation for this purpose.

NOW, THEREFORE, BE IT RESOLVED by Unanimous Written Consent and the full authority of the Board, that the appointment of the directors and officers herein are effective as of the date of this Resolution

OMNIBUS RESOLUTIONS.

RESOLVED FURTHER, that the officers of this corporation are, and each acting alone is, hereby authorized to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the foregoing resolutions.

RESOLVED FURTHER, that any actions taken by such officers prior to the date of the foregoing resolutions adopted hereby that are within the authority conferred thereby are hereby ratified, confirmed and approved as the acts and deeds of this corporation.

This Unanimous Written Consent may be executed in one or more counterparts, each of which shall be an original and all of which together shall be one and the same instrument. This written consent shall be filed in the Minute Book of this corporation and become a part of the records of this corporation.

/s/ Susan Veres

Susan Veres
Director

/s/ Gregory Charles Royal

Gregory Charles Royal
Director

May 25, 2020